The following tables present information about the company's reportable segments for the three and nine months ended September 30, 2023 and 2022, along with the items necessary to reconcile the segment information to the totals reported in the accompanying consolidated financial statements. Prior period segment information is presented on a comparable basis to the basis on which current period segment information is presented and reviewed by the company's Chief Operating Decision Maker ("CODM").

Effective in the fourth quarter of 2023, the company changed certain methodology used when allocating corporate function expenses to the operating segments. The change was made to provide the company's CODM with a more current representation of segment profitability. The 2023 and 2022 amounts presented reflect the impact of this change.

(in millions)	Three months ended September 30, 2023	Three months ended September 30, 2022	Nine months ended September 30, 2023	Nine months ended September 30, 2022
Revenue:				
Morningstar Data and Analytics	$ 188.7	$ 174.1	$ 554.5	$ 520.6
PitchBook	139.6	121.9	407.5	323.0
Morningstar Wealth	58.0	55.2	168.7	173.1
Morningstar Credit	52.9	51.8	153.9	186.2
Morningstar Retirement	27.7	24.9	80.3	78.0
Total Reportable Segments	466.9	427.9	1,364.9	1,280.9
Corporate and All Other (1)	48.6	40.3	135.0	114.7
Total Revenue	$ 515.5	$ 468.2	$ 1,499.9	$ 1,395.6
Adjusted Operating Income (Loss):				
Morningstar Data and Analytics	$ 88.4	$ 79.1	$ 249.4	$ 231.3
PitchBook	39.1	26.7	106.7	54.8
Morningstar Wealth	(8.2)	(7.1)	(35.1)	(6.8)
Morningstar Credit	2.8	10.6	3.8	48.6
Morningstar Retirement	14.7	11.7	39.3	38.2
Total Reportable Segments	$ 136.8	$ 121.0	$ 364.1	$ 366.1
Less reconciling items to Operating Income:				
Corporate and All Other (2)	$ (44.8)	$ (44.4)	$ (150.6)	$ (133.6)
Intangible amortization expense (3)	(17.7)	(18.7)	(52.9)	(48.4)
M&A-related expenses (4)	(1.7)	(4.9)	(8.9)	(13.7)
M&A-related earn-outs (5)	—	(0.9)	—	(8.0)
Severance and personnel expenses (6)	(1.3)	(27.0)	(5.4)	(27.0)
Transformation costs (6)	(0.6)	(3.1)	(7.0)	(3.1)
Asset impairment costs (6)	(0.7)	—	(3.1)	—
Operating Income	70.0	22.0	136.2	132.3
Non-operating expense, net	(12.6)	(24.3)	(45.0)	(32.3)
Equity in investments of unconsolidated entities	(1.6)	(1.3)	(4.7)	(2.7)
Income before income taxes	$ 55.8	$ (3.6)	$ 86.5	$ 97.3

(1) Corporate and All Other provides a reconciliation between revenue from our Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues.

(2) Corporate and All Other includes unallocated corporate expenses of $36.3 million and $34.9 million for the three months ended September 30, 2023 and 2022, respectively, and $111.4 million and $100.4 million for the nine months ended September 30, 2023 and 2022, respectively, as well as adjusted operating income/loss from Morningstar Sustainalytics and Morningstar Indexes. Unallocated corporate expenses include finance, human resources, legal, and other management-related costs that are not considered when segment performance is evaluated.

(3) Excludes finance lease amortization expense of $0.1 million and $0.2 million for the three months ended September 30, 2023 and 2022, respectively, and $1.0 million and $1.6 million for the nine months ended September 30, 2023 and 2022, respectively.

(4) Reflects non-recurring expenses related to M&A activity including pre-deal due diligence, transaction costs, and post-close integration costs.

(5) Reflects the impact of M&A-related earn-outs included in operating expense.

(6) Reflects costs associated with the significant reduction of the company's operations in Shenzhen, China and the shift of work related to its global business functions to other Morningstar locations.

Severance and personnel expenses include severance charges, incentive payments related to early signing of severance agreements, transition bonuses, and stock-based compensation related to the accelerated vesting of restricted stock unit (RSU) and market stock unit (MSU) awards. In addition, the reversal of accrued sabbatical liabilities is included in this category.

Transformation costs include professional fees and the temporary duplication of headcount. As the company hired replacement roles in other markets and shifted capabilities, it employed certain Shenzhen-based staff through the transition period, which resulted in elevated compensation costs on a temporary basis.

Asset impairment costs include the write-off or accelerated depreciation of fixed assets in the Shenzhen, China office that were not redeployed, in addition to lease abandonment costs as the company downsized its office space prior to the lease termination date.

The following tables present segment revenue disaggregated by revenue type:

	Three months ended September 30, 2023							
(in millions)	Morningstar Data and Analytics	PitchBook	Morningstar Wealth	Morningstar Credit	Morningstar Retirement	Total Reportable Segments	Corporate and All Other [7]	Total
Revenue by Type: [8]								
License-based	$ 188.7	$ 139.6	$ 20.2	$ 3.0	$ 0.5	$ 352.0	$ 32.5	$ 384.5
Asset-based	—	—	31.2	—	27.2	58.4	13.1	71.5
Transaction-based	—	—	6.6	49.9	—	56.5	3.0	59.5
Total	$ 188.7	$ 139.6	$ 58.0	$ 52.9	$ 27.7	$ 466.9	$ 48.6	$ 515.5

	Nine months ended September 30, 2023							
(in millions)	Morningstar Data and Analytics	PitchBook	Morningstar Wealth	Morningstar Credit	Morningstar Retirement	Total Reportable Segments	Corporate and All Other [7]	Total
Revenue by Type: [8]								
License-based	$ 553.1	$ 407.5	$ 60.6	$ 8.7	$ 1.4	$ 1,031.3	$ 93.2	$ 1,124.5
Asset-based	—	—	90.2	—	78.7	168.9	35.2	204.1
Transaction-based	1.4	—	17.9	145.2	0.2	164.7	6.6	171.3
Total	$ 554.5	$ 407.5	$ 168.7	$ 153.9	$ 80.3	$ 1,364.9	$ 135.0	$ 1,499.9

(in millions)	Three months ended September 30, 2022 Morningstar Data and Analytics	PitchBook	Morningstar Wealth	Morningstar Credit	Morningstar Retirement	Total Reportable Segments	Corporate and All Other (7)	Total
Revenue by Type: (8)								
License-based	$ 174.0	$ 121.9	$ 19.9	$ —	$ 0.5	$ 316.3	$ 26.3	$ 342.6
Asset-based	—	—	29.1	—	24.4	53.5	13.8	67.3
Transaction-based	0.1	—	6.2	51.8	—	58.1	0.2	58.3
Total	$ 174.1	$ 121.9	$ 55.2	$ 51.8	$ 24.9	$ 427.9	$ 40.3	$ 468.2

(in millions)	Nine months ended September 30, 2022 Morningstar Data and Analytics	PitchBook	Morningstar Wealth	Morningstar Credit	Morningstar Retirement	Total Reportable Segments	Corporate and All Other (7)	Total
Revenue by Type: (8)								
License-based	$ 519.2	$ 323.0	$ 61.3	$ —	$ 1.6	$ 905.1	$ 76.9	$ 982.0
Asset-based	—	—	89.9	—	76.2	166.1	37.3	203.4
Transaction-based	1.4	—	21.9	186.2	0.2	209.7	0.5	210.2
Total	$ 520.6	$ 323.0	$ 173.1	$ 186.2	$ 78.0	$ 1,280.9	$ 114.7	$ 1,395.6

(7) Corporate and All Other provides a reconciliation between revenue from our Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues.

(8) Starting with the quarter ended March 31, 2023, the company updated its revenue-type classifications to account for product areas with more than one revenue type. Prior periods have not been restated to reflect the updated classifications. Revenue from Morningstar Sustainalytics' second-party opinions product was reclassified from license-based to transaction-based. Revenue from Morningstar Indexes data and services products was reclassified from asset-based to license-based. Revenue from Morningstar DBRS and Morningstar Credit data products was reclassified from transaction-based to license-based.